Exhibit 107

Calculation of Filing Fee Tables

Form S-1/A

(Form Type)

Bitmine Immersion Technologies, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Type	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Fees to be Paid	Equity	Common Stock, par value $0.0001 per share	457(c)	5,242,000	2.16	11,322,720	0.0000927	1,049.62
	Equity	Common Stock, par value $0.0001 per share	457(c)	215,000	2.16	464,400	0.0001102	51.18
	Equity	Common Stock issuable on execise of Class A Warrants	457(g)	550,000	2.00	1,100,000	0.0000927	101.97
	Equity	Common Stock issuable on execise of Class B Warrants	457(g)	550,000	5.00	2,750,000	0.0000927	254.93
	Equity	Common Stock issuable on execise of Class C-1 Warrants	457(g)	4,147,600	2.00	8,295,200	0.0000927	768.97
	Equity	Common Stock issuable on execise of Class C-2 Warrants	457(g)	4,147,600	4.00	16,590,400	0.0000927	1,537.93
	Equity	Common Stock issuable on execise of Class C-3 Warrants	457(g)	25,600	1.25	32,000	0.0000927	2.97

	Total Offering Amounts					$40,554,720		$3,767.55
	Total Fees Previously Paid							$3,716.37
	Total Fee Offsets							--
	Net Fee Due							$51.18